Exhibit 99.1

461 SO. MILPITAS BLVD. BUILDING 5

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR, INC. REVISES QUARTERLY AND NINE-MONTH
NET INCOME FOR A NON-CASH CHARGE

MILPITAS, CA. —  (December 14, 2006) — Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, today announced that it has revised its previously-announced net income amounts for the three and nine-month periods ended September 30, 2006 to reflect a $1.7 million (net of tax) non-cash charge.  The effect of the charge was to decrease net income from $4.4 million to $2.7 million for the three-month period and from $26.1 million to $24.4 million for the nine-month period.  These changes to net income do not impact the operating income, EBITDA, service revenue or other operating information previously released.

The non-cash charge resulted from a revision in the accounting treatment of an interest rate swap, which was previously accounted for as a cash flow hedge. The Company entered into this swap in July 2006 to mitigate its variable rate loan interest exposure under its credit agreement with Wachovia Capital Markets LLC, and this change does not diminish the Company’s ability to continue to do so. The charge will also be included in a separate line item in the Company’s quarterly and year-to-date statements of operations.

A revised Consolidated Statement of Operations for the three-month and nine-month periods ended September 30, 2006 is attached.

About Globalstar, Inc.
With over 250,000 activated satellite voice and data units, Globalstar offers high value, high quality satellite services to commercial and recreational users in more than 120 countries around the world. The company’s voice and data products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

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For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Previously Issued			Revised
	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006	Revision	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Revenue:
Service revenue	$27,649	$69,851		$27,649	$69,851
Subscriber equipment sales	11,046	37,585		11,046	37,585
Total revenue	38,695	107,436		38,695	107,436

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	6,695	20,583		6,695	20,583
Cost of subscriber equipment sales	10,902	36,671		10,902	36,671
Marketing, general and administrative	10,543	31,234		10,543	31,234
Depreciation and amortization	1,726	4,424		1,726	4,424
Impairment of assets	—	—		—	—
Total operating expenses	29,866	92,912		29,866	92,912

Operating income	8,829	14,524		8,829	14,524

Other income (expense):
Interest income	80	446		80	446
Interest expense	(148)	(256)		(148)	(256)
Interest rate derivative gain (loss)	—	—	(2,919)	(2,919)	(2,919)
Other income (expense)	(84)	(1,844)		(84)	(1,844)
Total other income (expense)	(152)	(1,654)	—	(3,071)	(4,573)

Income (loss) before income taxes	8,677	12,870		5,758	9,951
Income tax expense (benefit)	4,253	(13,206)	(1,196)	3,057	(14,402)

Net income (loss)	$4,424	$26,076	(1,723)	$2,701	$24,353

Earning (loss) per common share:
Basic	$0.07	$0.42	$(0.03)	$0.04	$0.39
Diluted	$0.07	$0.42	$(0.03)	$0.04	$0.39